[Logo]              National Football League Properties, Inc.             [Logo]
                    280 Park Avenue, New York, New York 10017
                    Area Code (212) 838-0660 FAX (212)681-7599

                                  TERM SHEET

Licensee:  Riddell, Inc.                                   Date:  May 23, 1995
 Address:  3670 N. Milwaukee Ave.                            No:  641-149-1400
           Chicago, IL 60641

The following terms are made part of and are subject to all definitions, terms and conditions set forth in License No. R03155

MARKETING PROGRAM:  NFL Pro Line

             TERM:  April 1, 1995 - March 31, 1998

        TERRITORY:  The United States

LICENSED PRODUCTS:  NFL PRO LINE HELMETS


FISCAL YEAR                        LICENSED PRODUCT                    ROYALTY%
-----------                        ----------------                    --------

YEAR I    04/01/95 - 03/31/96      P08389/A100   PRO LINE HELMETS       9.00

YEAR II   04/01/96 - 03/31/97      P08389/A100   PRO LINE HELMETS       9.00

YEAR III  04/01/97 - 03/31/98      P08389/A100   PRO LINE HELMETS       9.00


FISCAL YEAR                           MINIMUM GUARANTEE              ADVANCE
-----------                           -----------------              -------

YEAR I    04/01/95 - 03/31/96              $250,000                  $62,500

YEAR II   04/01/96 - 03/31/97              $275,000                  $68,750

YEAR III  04/01/97 - 03/31/98              $250,000                  $65,000


AUTHORIZED BRANDS FOR
LICENSED PRODUCT(S):         Riddell, Riddell and design, R and design

LICENSED MARK(S) FOR
LICENSED PRODUCT(S):         Marketing Program logo, Club Marks, and the
                             following League Marks:  "National Football
                             League", "NFL", "National Football Conference",
                             "American Football Conference", "NFC", "AFC", and the NFL Shield design.


DISTRIBUTION CHANNELS FOR
LICENSED PRODUCT(S):         Department Stores, Direct Retailers, Fan Shops,
                             Sporting Goods Stores, Footwear Specialty Stores


PROMOTIONAL PRODUCTS:

FISCAL YEAR                        LICENSED PRODUCTS             NUMBER OF UNITS
-----------                        -----------------             ---------------

YEAR I                             PRO LINE HELMETS                     30

YEAR II                            PRO LINE HELMETS                     30

YEAR III                           PRO LINE HELMETS                     30


BROADCAST EXPOSURE FEE:

FISCAL YEAR          AMOUNT                    PAYMENT DUE DATE(S)
-----------          ------                    -------------------

YEAR I               $100,000        To be paid in two (2) equal installments on
                                     or before 06/01/95 and 09/01/95.

YEAR II              $110,000        To be paid in two (2) equal installments on
                                     or before 06/01/96 and 09/01/96.

YEAR III             $125,000        To be paid in two (2) equal installments on
                                     or before 06/01/97 and 09/01/98.

ASSIGNED MEMBER CLUBS:

FISCAL YEAR                          MEMBER CLUB               EXPOSURE PRODUCTS
-----------                          -----------               -----------------

YEAR I                             All Member Clubs                  Helmets

YEAR II                            All Member Clubs                  Helmets

YEAR III                           All Member Clubs                  Helmets


SPONSORSHIPS:

FISCAL YEAR       EVENT          SPONSORSHIP FEE       PAYMENT DUE DATE(S)
-----------       -----          ---------------       -------------------

YEAR I        NFL EXPERIENCE         $50,000         To be determined by NFLP

YEAR II       NFL EXPERIENCE         $50,000         To be determined by NFLP


YEAR III            N/A                N/A                     N/A


ADVERTISEMENTS:  N/A


COOPERATIVE FUND:  N/A


ADDITIONAL TERMS:

YEARS I AND II (only):
---------------------

If, in connection with its sponsorship of the NFL Experience, Riddell sets up the "History of the Helmet" display at the NFL Experience, Licensee's sponsorship fee will be reduced to twenty five thousand dollars ($25,000).

               National Football League Properties, Inc.
[LOGO]         280 Park Avenue, New York, New York 10017
              Area Code (212) 838-0660 FAX (212) 681-7599


                          Retail Licensing Agreement

Licensee:   Riddell, Inc.                                 Date: May 23, 1995
Address:    3670 N. Milwaukee Ave.                         No.: 641-149-1400
            Chicago, IL 60641                         Lic. No.: RO3155


National Football League Properties, Inc. ("NFLP") has the exclusive right to license for commercial purposes the trademarks of the National Football League ("NFL") and the thirty professional football teams that comprise the NFL ("Member Clubs"). Licensee, whose name and address are set forth above, desires to use certain of these trademarks in accordance with the terms and conditions of this agreement ("License"). In consideration of the mutual premises, covenants and undertakings contained in this License, the parties to this License agree as follows:

1.  Definitions

    As used in this License, the terms listed on the attached Term Sheet and elsewhere in this License have the following meanings:

a. "Advance Royalty Payment": The amount to be credited to Royalty payments due for the corresponding Fiscal Year payable to NFLP upon the execution of this License for Fiscal Year I and on or before April 15 for each successive Fiscal Year.

b. "Broadcast Exposure Fee": The amount Licensee shall pay to NFLP for on-field exposure rights for the Exposure Products.

c. "Advertisements": Advertising space in designated NFLP publications to be purchased by Licensee in accordance with this License.

d. "Affiliate": Any person or entity in which Licensee or any owner, majority shareholder, officer or director of Licensee has any direct or indirect beneficial or ownership interest or is a joint venture partner.

e. "Assigned Member Clubs": The Member Clubs for which Licensee shall have on-field exposure rights for the Exposure Products in accordance with the terms of Paragraph 18.

f. "Authorized Brands": The only brand names Licensee may use in association with the Licensed Products.

g. "Club Marks": The full team names, nicknames, helmet designs, uniform designs, logos, slogans, and other identifying symbols and indicia adopted for commercial purposes by the Member Clubs.


h. "Cooperative Fund": The amount payable to NFLP during each Fiscal Year for use by NFLP in connection with the designated Cooperative Program.

i. "Distribution Channels": The channels of trade in the Territory in which Licensee may distribute for sale or sell each Licensed Product as defined in Exhibit I attached to this License and/or the attached Term Sheet.

j. "Exposure Products": The Licensed Products for which Licensee shall have on-field exposure rights for the Assigned Member Clubs.

k. "Fiscal Year": The period beginning on April 1 of any year and ending on March 31 of the following year except for Fiscal Year I, which will begin on the date this License is fully-executed and will end on March 31 of the following year.

l. "League Marks": "National Football League", "NFL", "National Football Conference", "American Football Conference", "NFC", "AFC", "Super Bowl", "Pro Bowl", the NFL Shield design, and other identifying symbols and indicia adopted for commercial purposes by the NFL.

m. "Licensed Marks": The trademarks for which Licensee is granted certain limited, exclusive rights under this License as set forth in Paragraph 2 below.

n. "Licensed Products": All products for which Licensee may use the Licensed Marks in association with the Authorized Brands. This license will refer to each distinct type of product as a "Licensed Product" since more than one product may be licensed (e.g. T-shirts and jackets would each be a Licensed Product).

o. "Marketing Program": The program established by NFLP in connection with which Licensee may use the Licensed Marks as authorized under this License. Licensee shall abide by all rules, guidelines and policies established by NFLP for such Marketing Program, which are deemed part of this License.

p. "Member Club Marketing Commitment": The amount Licensee shall pay to NFLP in exchange for Member Club controlled advertising and promotional inventory from each Assigned Member Club in such Member Club's local marketing area.

q. "Minimum Royalty Guarantee": The minimum amount of Royalty payments payable to NFLP on or before the 15th day following the end of each Fiscal Year.

r. "Net Sales": Gross sales of all Licensed Products sold or distributed for sale at Licensee's invoiced selling price less sales derived from returns received and credited only. Licensee shall not credit any return at a rate greater than the original invoiced selling price for such Licensed Products. There shall be no other deductions allowed including, without limitation, deductions for manufacturing costs, selling costs, distribution costs, advertising and promotional costs, quantity discounts, freight, non-collected or uncollectable accounts, commissions, taxes, cash discounts, close out sales, distress sales, sales to employees, or any other costs. For purposes of this Agreement, Net Sales and all other referenced sales occur when Licensee invoices or ships any Licensed Product, whichever is earlier. If Net Sales are made to an Affiliate, the dollar amount gross sales will be the greater of Licensee's regular price to unaffiliated accounts or the Affiliate's gross sales price to an unaffiliated account.

s.  "NFL Marks": All League Marks and Club Marks, collectively.

t. "Premiums": Any products, including the Licensed Products, bearing the NFL Marks or other indicia of the NFL or its Member Clubs that Licensee sells or gives away for the purposes of promoting, publicizing or increasing the sale of its own products or services other than the Licensed Products, or that Licensee sells or gives away to any other party whom Licensee knows or should reasonably know intends to use such products for the purposes of promoting, publicizing or increasing the sale of any other party's products or services. Promotions include, without limitation, combination sales, incentives for sales force, and trade or consumer promotions.

u. "Promotional Products": The quantity of each Licensed Product that Licensee shall provide to NFLP at no cost during each Fiscal Year for use in connection with NFLP's Promotional Programs, as defined in Paragraph 5 of this License.

v. "Royalty": The amount of Net Sales Licensee shall pay to NFLP for all sales of the Licensed Products. Licensee shall calculate all Royalty payments according to Net Sales based on Licensee's normal domestic wholesale warehouse price. NFLP reserves the right to increase the rate of the Royalty during the Term, provided that it gives Licensee at least six (6) months written notice before such increase takes effect.

w. "Sponsorship": The designated events for which Licensee will participate as a sponsor during each Fiscal Year of the Term subject to the execution of an NFLP Sponsorship Agreement.

x. "Style": A distinct prototype of a Licensed Product that differs from any other prototype of that same Licensed Product in any form or manner with respect to design, material, pattern, size, shape, Licensed Marks, or any other distinguishing characteristic involving the specifications for the production of all or any portion of that Licensed Product (e.g. T-shirts bearing the San Francisco 49ers logo and T-shirts bearing the San Diego Chargers logo would each be a Style of Licensed Product).

y.  "Term": The time period for which this License shall be effective.

z. "Territory": The geographic area in which Licensee shall have the right to sell the Licensed Products.

aa. "Unit": A single Licensed Product (e.g. one T-shirt and one jacket would each be a Unit).

2.  Grant of License


    Subject to all of the terms and conditions of this License, NFLP grants Licensee the exclusive right, except for license agreements between NFLP and third party licensees preexisting that General Retail Licensing Agreement dated March 15, 1990 (No. 625-149-1400, License No. R00705) (i.e., Hutch),
    to use the Licensed Marks in connection with the manufacture, distribution, sale, and advertising of the Licensed Products under the Authorized Brand in the Distribution Channels in the Territory in accordance with all policies, rules and regulations of the Marketing Program and NFLP, which are deemed part of this License. Licensee shall have no right to sell or distribute any Premiums unless Licensee receives a separate Premium License from NFLP and pays NFLP the applicable Royalty under such Premium License. Licensee shall not use the Licensed Products as Premiums or permit the use of the Licensed Products as Premiums by any party whom Licensee knows or should reasonably know intends to use the Licensed Products as Premiums.

3.  Terms of Payment

a. Licensee shall pay NFLP the Royalty on all sales of the Licensed Products. Regardless of whether any sales occur during any Fiscal Year, Licensee shall also pay NFLP the applicable Advance Royalty Payment and Minimum Royalty Guarantee for each Fiscal Year during the Term Advance Royalty Payments and any payments made to satisfy the Minimum Royalty Guarantee are not refundable. Licensee may credit the Advance Royalty Payment and Royalty payments made to NFLP during each Fiscal Year to the Minimum Royalty Guarantee for the corresponding Fiscal Year only. Licensee may not credit such amounts to the Advance Royalty Payment, Minimum Royalty Guarantee or any other payment required under this License for any other Fiscal Year. If NFLP terminates this License, for the Fiscal Year in which termination occurs ("Termination Fiscal Year") Licensee shall pay NFLP the Royalty on all sales of the Licensed Products made during the Termination Fiscal Year or a pro rated portion of the Minimum Royalty Guarantee owed in excess of the Advance Royalty Payment ("Termination Guarantee"), whichever is greater. For purposes of this paragraph the pro rated Minimum Royalty Guarantee will be calculated as follows:


 Termination Guarantee   x   No. of Days Completed in Termination Fiscal Year
 ---------------------       ------------------------------------------------
           1                                    365

b. On or before the 15th day of each month, Licensee shall make all Royalty payments to NFLP due on sales of the Licensed Products during the preceding calendar month. Simultaneously with the Royalty payment, Licensee shall furnish full and accurate statements of the Net Sales of each Licensed Product sold and distributed during such calendar month on forms provided by NFLP. The statements will include the quantity and description of each Licensed Product itemized by Member Club if applicable, the gross sales price, itemized deductions from the gross sales price, any returns made during the preceding month, and the resulting Net Sales on which Licensee calculated the Royalty amount. Licensee shall furnish such statements for each Licensed Product regardless of whether it sold any such Licensed Product during the preceding month. NFLP's receipt or acceptance of any statement or Royalty payment or the cashing of a Royalty check will not preclude NFLP from questioning the correctness of such statements or payments at any time. Upon discovery of any verifiable inconsistency or mistake in such statements or payments, Licensee shall immediately rectify such inconsistency or mistake.

c. Licensee shall pay NFLP all other amounts listed on the Term Sheet attached to this License in accordance with the dates provided in such Term Sheet.

d. Licensee shall pay NFLP an additional charge of one and one-half percent (1.5%) per month on any payment due under this License that remains unpaid fifteen (15) days after such payment becomes due.

4.  Quality Control

a. Prior to making any use of any Style of any Licensed Product, Licensee shall submit to NFLP for its approval at Licensee's sole cost and expense at the following applicable stages: (i) finished artwork or final proofs; (ii) pre-production samples or strike-offs for such proposed Style; and (iii) a sample Unit of the finished version of such Style together with all packaging, cartons, containers, hangtags and wrapping materials related to such Unit ("Related Materials"). For Styles that differ solely with respect to the Licensd Marks, Licensee may submit a sample Unit of one Style along with artwork of the Styles bearing the other Licensed Marks for approval purposes unless NFLP requests a sample Unit of each such Style. NFLP shall use its best efforts to promptly evaluate all such submissions and provide Licensee, if applicable, with quality standards and specifications for the finished Units of each Style. Upon approval of the finished version of a sample Unit of a Style, NFLP shall execute a Product Approval Form that will contain any applicable quality standards and specifications. License shall not manufacture, sell, distribute or advertise any Style of a Licensed Product unless NFLP has executed a Product Approval Form for such Style.

b. All Product Approval Forms are effective for one Fiscal Year only and Licensee must resubmit to NFLP each Style of each Licensed Product previously approved by NFLP for quality control approval within thirty (30) days after the start of each successive Fiscal Year. From time to time, NFLP may request additional sample Units of any Style of any Licensed Product to confirm continued compliance with NFLP's quality control guidelines and any applicable quality standards and specifications. NFLP shall have the right to withdraw its approval of any Style of any Licensed Product if, in NFLP's sole judgment, such sample Units cease to conform to such guidelines, standards or specifications or otherwise deviate in quality from the previously approved sample Units. Upon notice by NFLP to Licensee that the Product Approval Form for a Style of a Licensed Product has been withdrawn, Licensee shall immediately cease to manufacture, distribute, sell or advertise any further Units of such Style until such time as a new Product Approval Form has been executed and delivered by NFLP.

c. Licensee shall not make any modification to any Style for which NFLP has issued a Product Approval Form or depart from any applicable quality standards and specifications for any Style unless NFLP has approved such modification for such Style and issues a new Product Approval Form. Licensee acknowledges that the manufacture, use, sale, distribution, or advertising of any Style that deviates from the Style approved by NFLP will constitute a material breach of this License. Upon such breach, NFLP may terminate this License immediately.

d. No distribution or sale of irregulars or seconds is permitted except when Licensee receives prior written approval from NFLP.

5.  Advertising and Promotional Materials

a. Licensee will not use the Licensed Marks or any reproduction of them, including without limitation, Photographs or Computer Art, as defined in Paragraph 10a, in any advertising, promotion, publicity or display materials (collectively "Promotional Materials") without receiving NFLP's prior written approval executed on a Promotional Approval Form supplied to Licensee by NFLP. Licensee may use such approved Promotional Materials only in conjunction with the Styles of Licensed Products that NFLP has approved. Licensee shall submit to NFLP all Promotional Materials at the following applicable stages appropriate to the medium used: (i) conceptual stage, pre-production art or rough cuts; (ii) layout, storyboard and script; (iii) finished materials; and (iv) at any other time as reasonably requested by NFLP. NFLP shall use best efforts to evaluate all such Promotional Materials' submissions within ten (10) business days of their receipt by NFLP. NFLP shall execute a Promotional Approval

    Form for all Promotional Materials that it approves. Licensee shall notify its retailers and/or Third Party Distributors that NFLP must approve all Promotional Materials involving or using in any form or manner the Licensed Marks. Licensee shall use best efforts to ensure that its retailers and/or Third Party Distributors do not publish, display or otherwise distribute such Promotional Materials without NFLP's prior written approval.

b. NFLP has the exclusive right, in its sole discretion, to approve or disapprove any Promotional Materials' submissions. Licensee acknowledges that NFLP may disapprove Promotional Materials that, in NFLP's opinion, reflect unfavorably upon NFLP, the NFL or its Member Clubs including, without limitation, materials involving gambling, lotteries or other games inconsistent with the image of the NFL, the Member Clubs, or the Licensed Products.

c. NFLP may withdraw its approval of any Promotional Materials if: (i) the Promotional Materials have been altered without the prior written approval of NFLP; (ii) the Style and/or the Licensed Product promoted in the Promotional Materials ceases to be approved under this License; or (iii) an event occurs that, in NFLP's opinion, causes NFLP's relationship with Licensee or any Licensed Product to adversely reflect upon the professional or business reputation of the NFL, its Member Clubs or NFLP.

d. Licensee represents that NFLP has the right to conduct promotions and special events in its sole discretion and to print catalogs, sales sheets and brochures involving representative merchandise from NFLP's licensees ("Promotional Programs"). Licensee shall supply within ten (10) business days of any request by NFLP, at no charge to NFLP, all or any portion of the Promotional Products required by NFLP for use, in NFLP's sole discretion, in such Promotional Programs.


e. Licensee shall pay NFLP the designated amounts for the Advertisements, Sponsorship, and Cooperative Fund, if applicable, on or before the corresponding dates listed on the Term Sheet attached to this License. NFLP shall use such payments in a manner determined by NFLP in its sole discretion.

f. During each Fiscal Year of the Term in which NFLP publishes the NFL Merchandise Catalogue, Licensee shall purchase a full-page advertisement in such catalogue at the rate established in NFLP's then-existing rate card. Licensee shall make such payment within fifteen (15) days from receiving an invoice from NFLP.

6.  Distribution Requirements

    Licensee shall distribute for sale and sell each Licensed Product only in the authorized Distribution Channels. Prior to distribution of any Licensed Product, Licensee shall submit to NFLP a list of its retail accounts for the Licensed Products for the purpose of determining which accounts fall within the Distribution Channels. NFLP shall determine, in its sole discretion, whether such retail accounts fall within the Distribution Channels and shall provide Licensee with a list of the approved retail accounts.
    Licensee shall manufacture, distribute, sell and maintain inventory of sufficient quantities of each Style of each Licensed Product to meet the reasonable market demand in the Distribution Channels. Licensee shall not sell Licensed Products to any third party that Licensee knows or should reasonably know intends to sell the Licensed Products outside of the authorized Distribution Channels. If Licensee sells or distributes for sale other merchandise that does not bear the Licensed Marks but is of the same grade and quality as the Licensed Products, Licensee shall not discriminate in the granting of commissions and discounts to salespersons, dealers and distributors for the sale of the Licensed Products. If the Licensed Marks are Club Marks, Licensee acknowledges that it shall manufacture, distribute and sell a commercially significant quantity of Units bearing the trademarks of each Member Club individually in each Style.

7.  Authorized Brands

    Licensee shall only use the Authorized Brands, if applicable, in connection with the manufacture, distribution, sale, and advertising of each Licensed Product. NFLP shall have the right, in its sole discretion, to remove or change any of the Authorized Brands, if applicable, during the Term. Licensee must receive the prior written approval of NFLP to use any other trademarks on the Licensed Products.

8.  NFLP's Purchase of Licensed Products

    In addition to the Promotional Products provided at no cost by Licensee, NFLP, the NFL and its Member Clubs shall have the right to purchase any of the Licensed Products in any quantity at the minimum wholesale price, excluding Royalty payments, that Licensee charges to its best customer, provided that NFLP will not require Licensee to pay a Royalty on such sales.

9.  Third Party Relationships


a. Licensee shall not assign, sublicense, transfer or otherwise encumber any of its rights under this License to any Affiliate or other third party without NFLP's prior written consent. If Licensee assigns, sublicenses, transfers or encumbers any portion of this License without such consent, NFLP shall have the right to terminate this License immediately.

b. Licensee must receive NFLP's prior written consent to use a domestic or foreign third party distributor of any Licensed Product ("Third Party Distributor") or domestic or foreign third party manufacturer of any Licensed Product or any portion of any Licensed Product, including patches, labels and emblems made by any party that is not already a licensee of NFLP ("Third Party Manufacturer"). NFLP shall have the right to approve or disapprove any Third Party Distributor or Third Party Manufacturer in its sole discretion. In the case of a Third Party Manufacturer, NFLP's approval of such Third Party Manufacturer, if granted, will be contingent on the execution of an agreement between NFLP and the approved Third Party Manufacturer. Notwithstanding such agreement, Licensee shall at all times remain primarily obligated to NFLP under this License and shall take all necessary efforts to ensure that such Third Party Manufacturer uses the Licensed Marks only to manufacture the designated Licensed Product and for no other purpose including, without limitation, promoting or selling the Licensed Product. If such Third Party Manufacturer has made an unauthorized use of the Licensed Marks, Licensee shall fully cooperate with NFLP to ensure that such unauthorized use ceases promptly. Licensee shall be primarily obligated to ensure that each Licensed Product produced by such Third Party Manufacturer complies with the requirements of Paragraph 4 of this License.

c. Licensee shall not make any payments to any Member Club or to any shareholder, officer, director, employee, agent or representative of any Member Club, or to any employee, agent or representative of the NFL or its affiliates in such person's individual capacity, in connection with the use of any Licensed Marks under this License or otherwise as a direct result of sales of any Licensed Product. Licensee shall disclose to NFLP all existing agreements or agreements being negotiated by Licensee or its agent between Licensee and any Member Club or any shareholder, officer, director, employee, agent or representative of any Member Club, or any employee, agent or representative of the NFL or any of its affiliates in such person's individual capacity.

d. In the event that NFLP consents to any third party relationship under this Paragraph 9 or otherwise under this License, Licensee acknowledges that such approval will be contingent on the execution of an appropriate form or agreement supplied by NFLP.

10. Computer Artwork and Photographs

a. Subject to the requirements of Paragraph 4, if Licensee wishes to use computer artwork incorporating graphic depictions of the Licensed Marks ("Computer Art") or photographs owned and/or controlled by NFLP ("Photographs"), Licensee shall request such Computer Art or Photographs in a Use Application provided to Licensee by NFLP. If NFLP, in its sole discretion, approves such application, NFLP shall provide Licensee with Computer Art or Photographs at a rate established by NFLP in its sole discretion provided that, in the case of Photographs, Licensee must first sign NFLP's standard Photo Use Agreement. Licensee shall make any payment for the Computer Art or Photographs within thirty (30) days of receiving an invoice from NFLP. Licensee shall only use the Computer Art or Photographs in accordance with the terms and conditions of this

    License including, without limitation, Paragraph 11, and, in the case of Photographs, the Photo Use Agreement. The terms of the executed Photo Use Agreement will govern in the event of any conflict between the terms of this License and the terms of the Photo Use Agreement.

b. Licensee shall not make copies of the Computer Art or Photographs without the express written approval of NFLP and shall not use the Computer Art or Photographs for any purpose other than the purpose set forth in Licensee's Use Application. Licensee shall not provide the Computer Art or Photographs to any other party including a manufacturer, unless NFLP approves such party in accordance with Paragraph 9 of this License. Licensee shall take all steps necessary to prevent the unauthorized copying or use of the Computer Art or Photographs by third parties.

c. Upon the expiration or termination of this License, Licensee shall immediately deliver to NFLP all Computer Art and Photographs provided by NFLP and all copies and duplications of such Computer Art or Photographs and all related materials.

d. Licensee acknowledges that it has no right, title or interest in or to any of the Photographs, including, without limitation, copyrights in the Photographs. Licensee represents that it will not assert any rights in or to the Photographs during the Term of thereafter.

11. Protection of Rights

a. Licensee acknowledges that, as between NFLP and Licensee, NFLP exclusively owns the NFL Marks and all copyrights, trademarks and other proprietary rights in and to them. Licensee further acknowledges that NFLP shall own worldwide in perpetuity: (i) all artwork produced under this License bearing the NFL Marks ("Artwork") and all copyrights and other proprietary rights in such Artwork; (ii) all secondary marks and/or promotional concepts ("Secondary Marks") developed for use and used in connection with any Licensed Product and all copyrights and other proprietary rights in such Secondary Marks; (iii) all derivative works based on any of the NFL Marks, Secondary Marks, Computer Art, or Artwork ("Derivative Works") and all copyrights and other proprietary rights in such Derivative Works; and (iv) all Computer Art and all copyrights and other proprietary rights in such Computer Art as well as duplicates and copies of it. Licensee's use of the Licensed Marks, Computer Art, Artwork, Secondary Marks and Derivative Works is for NFLP's benefit and Licensee will not acquire any rights in any of them by such use. Licensee acknowledges that NFLP will have the right to terminate this License if Licensee asserts any rights in or to any of the NFL Marks, Computer Art, Artwork, Secondary Marks and Derivative Works other than those granted under this License. Licensee shall not attack the trademarks, copyrights or other proprietary rights of NFLP, the NFL, or its Member Clubs during the Term or thereafter.

b. Any Artwork, Computer Art, Secondary Marks, Derivative Works or other materials created by Licensee or its agents in connection with this Agreement shall be performed as a "work made for hire" for NFLP. Licensee irrevocably assigns and transfers to NFLP all right, title and interest, including all copyrights and extensions and renewals thereof, in and to the Artwork, the Secondary Marks, the Derivative Works, the Computer Art, and all related proprietary rights (collectively the "Proprietary Materials"). At the request of NFLP, Licensee shall execute all documents confirming NFLP's rights in and to the NFL Marks and Proprietary Materials including an assignment of copyright in form and substance satisfactory to NFLP. Licensee shall cause each third party who makes or contributes to the creation of the Proprietary Materials to agree that all rights, including the copyrights, in his or her work shall be owned by NFLP whether as a "work made for hire" or by assignment, as appropriate.

c. Licensee shall only display or use the Licensed Marks in the form and manner that NFLP has specifically approved in writing. Licensee shall cause to be irremovably and legibly printed or affixed in a clearly visible location approved by NFLP on every Unit of each Licensed Product, and all Related Materials, Proprietary Materials, and Promotional Materials the following:

    (i) Trademark Notices as directed and specified by NFLP, including a legend indicating that the NFL Marks are trademarks of the NFL or the Member Clubs, and are being used by Licensee under License from NFLP;
    (ii)   Copyright Notices as directed and specified by NFLP;
    (iii)  The Marketing Program symbol;
    (iv) Hangtags, inserts, holograms, and other identifying material required by NFLP;
    (v)    A permanent label displaying Licensee's name and the Authorized
           Brand;
    (vi)   Licensee's name, trade name and address; and
    (vii) All other notices required by NFLP to protect the interests of NFLP, the NFL, and its Member Clubs.

d. Licensee will not use any Trademark or Copyright Notices on the Licensed Products, Related Materials, Proprietary Materials, and Promotional Materials that conflict with, negate or cause confusion with any notices required under this Paragraph 11. Licensee represents that, except for the Authorized Brands, if applicable, or as otherwise authorized in writing by NFLP, it will not associate other licensed properties, names, symbols, or designs with the Licensed Marks on any of the Licensed Products, Related Materials, Promotional Materials, and Proprietary Materials. Licensee will not use the Licensed Marks or NFL Marks on any business sign, business card, invoice, sales sheet, brochure, catalog, or other form, or as part of the name of Licensee's business except as authorized by NFLP in writing prior to such usage.

e. NFLP shall have the right to secure trademark and/or copyright registrations for the NFL Marks. Upon request by NFLP, in addition to any other quantity of Licensed Products that Licensee must submit to NFLP under this License,

    Licensee shall deliver to NFLP, free of cost, twelve (12) Units of each Licensed Product with their Related Materials for such registration purposes provided that Licensee shall not owe any Royalty for such Units. Licensee shall provide NFLP with the date of first use of each Licensed Product in interstate and intrastate commerce. NFLP shall have the right to secure trademark and/or copyright registrations in NFLP's name for any Proprietary Materials created by Licensee or its agents for use in connection with any Licensed Product. By execution of this License, Licensee appoints NFLP as Licensee's attorney-in-fact coupled with an irrevocable interest to execute, acknowledge, deliver and record all registrations and all documents referred to in this Paragraph 11.

f. Licensee shall assist NFLP, at NFLP's expense, in the procurement, protection, and maintenance of NFLP's rights in and to the NFL Marks and the Proprietary Materials. NFLP may, in its sole discretion, commence or prosecute and control the disposition of any claims or suits relative to the imitation, infringement and/or unauthorized use of the NFL Marks or the Proprietary Materials either in its own name, or in the name of Licensee, or join Licensee as a party in the prosecution of such claims or suits. Licensee shall cooperate fully with and provide full assistance to NFLP in connection with any such claims or suits. Licensee shall promptly notify NFLP in writing of any infringement, imitations, or unauthorized use of the NFL Marks or Proprietary Materials by others. NFLP shall, in its sole discretion, determine whether to take action and the type of action, if any, to take against such infringement. Licensee shall not institute any suit or take any action on account of such infringements, imitations or unauthorized uses unless it receives NFLP's prior written consent. NFLP will receive the full amount of any settlement made or damages awarded in connection with any action taken against such infringement.

12. Indemnification and Insurance

a. During the Term and thereafter, Licensee shall be solely responsible for, defend, indemnify and hold harmless NFLP, the NFL, its Member Clubs and their respective affiliates, shareholders, officers, directors, agents and employees for, from and against any claims, demands, causes of action, damages, costs and expenses, including reasonable attorneys' fees, judgments, and settlements arising out of or in connection with: (i) Licensee's breach of any of its representations, warranties, covenants or obligations contained in this License; (ii) Licensee's use of the Licensed Marks except as provided in subparagraph (c) below; (iii) Licensee's noncompliance with any applicable federal, state, or local laws or regulations; or (iv) the manufacture, distribution, sale, advertising or use of any Licensed Product.

b. Licensee shall obtain and maintain at its own expense from a licensed and admitted insurance carrier with a rating not less than A from Best, a product liability insurance policy that will provide coverage of three million dollars ($3,000,000) for personal injuries arising out of each occurrence and one million dollars ($1,000,000) for property damage arising out of each occurrence and an advertising liability insurance policy that will provide coverage of three million dollars ($3,000,000) for each occurrence. Licensee shall ensure that such policies: (i) will list the NFL, its Member Clubs, NFLP, and their respective affiliates, shareholders, officers, directors, agents, and employees as additional insureds; and (ii) will each provide that they can not be canceled without at least thirty (30) days written notice to NFLP. Simultaneously with the execution of this

    License, Licensee shall submit to NFLP the fully paid policies or certificates of insurance. Compliance with this subparagraph (b) will not relieve Licensee of its other obligations under this Paragraph 12. The insurance coverage required under this License is not cumulative and will not extend to any other License or Agreement between Licensee and NFLP unless otherwise authorized by NFLP in writing.

c. During the Term and thereafter, NFLP shall indemnify and hold harmless Licensee, its officers, directors, agents and employees for, from and against any claims, demands, causes of action, damages, and reasonable attorneys' fees for trademark infringement arising out of the use of the Licensed Marks as strictly authorized under this License, provided that NFLP is given immediate notice of and shall have the option to undertake and conduct the defense of any such claim, demand or cause of action and further provided that Licensee shall cooperate in the defense of such claim as reasonably required by NFLP.

13. Financial Information

a. Upon request by NFLP, Licensee shall furnish NFLP within sixty (60) days of such request a detailed statement by an independent certified public accountant showing the number and description of the Licensed Products sold during the Term including an itemization of each Licensed Product by number of Units sold, Member Club, if applicable, the gross sales price, itemized deductions from the gross sales price, any returns made, and the resulting Net Sales on which Licensee calculated the Royalty amount.

b. Within ninety (90) days after the last day of Licensee's fiscal year, Licensee shall provide NFLP with all pertinent information pertaining to Licensee's financial condition involving ownership, credit, financial and other information about Licensee's business including, without limitation, fiscal year-end financial statements and operating statements certified by Licensee's chief financial officer as accurate and complete and as constituting a fair presentation of Licensee's financial condition. Licensee shall provide NFLP with full and free access to inspect and copy all business records pertaining to Licensee's financial condition.

c. On or before the 30th day following the end of each calendar quarter, Licensee shall provide NFLP with Licensee's Fiscal Year projections for sales and income for the Licensed Products. Upon request by NFLP, Licensee shall provide NFLP with a list ranking its sales by retailer and/or Third Party Distributors for its top twenty-five (25) retail accounts or by retail accounts comprising seventy-five percent (75%) of its Net Sales, whichever is greater, and itemizing for each such retailer and/or Third Party Distributors a description and the number of Units of each Licensed Product sold.

d.  Licensee shall notify NFLP in writing of any adverse material change in

    Licensee's financial condition that will likely affect its performance under this License at the time such material change occurs.

14. Audits and Inspections

a. During the Term and for at least three (3) full Fiscal Years after the expiration or termination of the License, Licensee shall keep, maintain and preserve complete and accurate books of account and records covering all transactions relating to this License, including, without limitation, invoices, correspondence, inventory accounting, banking and financial records ("Records"). Licensee shall designate a symbol or number that will be used exclusively on Records relating to the Licensed Products and with no other articles that Licensee manufactures, distributes or sells. Licensee shall ensure that all invoices for the sale of Licensed Products to its retailers and/or Third Party Distributors will include the quantity and description of each Licensed Product itemized by Marketing Program, Style and Member Club, if applicable.

b. During the Term and for at least three (3) full Fiscal Years after the expiration or termination of the License, NFLP and its duly authorized representatives will have the right during reasonable business hours to inspect and audit all Records and conduct a physical examination of Licensee's premises including its warehouses and manufacturing facilities and those of Third Party Distributors and Third Party Manufacturers. NFLP shall provide Licensee with no less than five (5) business days' written notice prior to such inspection, audit or examination; provided however, if compelling circumstances exist, as determined by NFLP in the exercise of its reasonable business judgment, NFLP may conduct an immediate inspection, audit or examination with no prior notice to Licensee. Licensee represents that it will fully cooperate with the inspection, audit or examination and will not cause or permit any interference with NFLP or its representatives during any inspection, audit or examination. During an inspection, audit or examination, NFLP shall have the right to make copies or extracts of Licensee's Records.

c. Licensee shall pay NFLP for the cost of any audit that discloses a payment deficiency of more than two percent (2%) between the amount due to NFLP pursuant to the audit and the amount Licensee actually paid or reported to NFLP. Licensee shall pay NFLP any deficiency amount together with interest on the deficiency amount pursuant to the provisions in Paragraph 3d of this License. Licensee shall pay such amounts within ten (10) days of invoicing by NFLP.

15. Termination

    Without prejudice to any other rights it may have in law, equity or otherwise, NFLP shall have the right to immediately terminate this License upon written notice to Licensee at any time if:

a. Licensee fails to generate Net Sales during any Fiscal Year satisfying the corresponding Minimum Royalty Guarantee;

b. Licensee fails to deliver to NFLP or to maintain in full force and effect the insurance coverage referred to in Paragraph 12b of this License;


c. Licensee fails to make available its premises, Records or other business information to NFLP or its representatives or fails to provide full and complete information as required in Paragraphs 13 and 14 of this License.

d. Licensee manufactures, sells, distributes, advertises or uses any Style of any Licensed Product, or any Promotional Materials, or Proprietary Materials without the prior written approval of NFLP as required in this License, or after such written approval has been withdrawn by NFLP or has expired;

e. Licensee distributes or sells any Licensed Product outside the Territory or sells any Licensed Product to a third party that Licensee knows or should reasonably know intends to sell such Licensed Product outside the Territory;

f. Licensee distributes any Licensed Product outside the corresponding Distribution Channels, or sells any Licensed Product to any third party that Licensee knows or should reasonably know intends to sell such Licensed Product outside the corresponding Distribution Channels;

g. Licensee fails to obtain NFLP's written approval prior to assigning, sublicensing, transferring, or otherwise encumbering the License or prior to using a Third Party Manufacturer or Third Party Distributor, or any approved Third Party Manufacturer or Third Party Distributor engages in conduct that would entitle NFLP to terminate the License if Licensee had engaged in such conduct;

h. Licensee makes a material misrepresentation or omission in its license application form;

i. Licensee fails to make any payment or deliver any statement required under this License and fails to correct such default within ten (10) days of written notice of such default;

k. Licensee makes or agrees to make a payment to any Member Club or any shareholder, officer, director, employee, agent, or representative of a Member Club, or to any agent, representative or employee of the NFL or its affiliates in such person's individual capacity, in connection with the use of any Licensed Marks under this License or otherwise as a direct result of the sales of any Licensed Product, or Licensee fails to disclose to NFLP any existing agreement or agreement being negotiated by Licensee or Licensee's agent between Licensee and a Member Club or any shareholder, officer, director, employee, agent, or representative of a Member Club, or any agent, representative or employee of the NFL or its affiliates in such person's individual capacity;

l. Licensee disparages NFLP, the NFL, any of its Member Clubs, or any of their respective shareholders, officers, directors and employees as determined by NFLP in its sole discretion, or otherwise engages in conduct that NFLP deems detrimental to the NFL or any of its Member Clubs;

m.  Licensee fails, in any way, to comply with the requirements of Paragraph 18;
    or

n.  Licensee fails to comply with any other material term or condition of this

    License.

16. Goodwill and Reputation

    Licensee recognizes the great value of the goodwill associated with the NFL Marks and acknowledges that such goodwill belongs to the Member Clubs and the NFL, and that such NFL Marks have secondary meaning in the minds of the public. The nature of the business of NFLP, the NFL, and its Member Clubs, requires public respect for and trust in the reputation and integrity of the NFL and its Member Clubs. NFLP may, at its sole option, terminate this License or withdraw some or all Product Approval Forms or Promotional Approval Forms by written notice to Licensee if any unanticipated factor, development or event causes NFLP's continued association with any one or more Licensed Product or Licensee to adversely reflect upon NFLP, the NFL or its Member as determined by NFLP in its sole discretion. In the event of such termination, Licensee shall pay to NFLP the Royalty on all sales of the Licensed Products made during the Termination Fiscal Year or the Termination Guarantee as defined in Paragraph 3a, whichever is greater, and all other amounts due to NFLP. Upon receipt of such payment, NFLP will reimburse Licensee for its salvage expenses or, in the case of unsalvageable Licensed Products, Licensee's manufacturing costs if NFLP does not permit Licensee to distribute the remaining inventory of Licensed Products.

17. Effect of Expiration or Termination of the License

a. Sixty (60) days before the expiration of this License, Licensee will furnish to NFLP a statement showing the number of Units and description of such Units for each Style of each Licensed Product, Promotional Materials, and Proprietary Materials on hand or in process in Licensee's inventory. If this License is terminated by NFLP, Licensee shall furnish such statement within ten (10) days after notice of termination is given by NFLP.

b. After expiration or termination of this License for whatever reason, all rights granted under this Licensee will revert to NFLP and Licensee shall refrain from further use of, simulation of or reference to any and all of the NFL Marks except as provided in this paragraph. Except for termination of this License by NFLP, Licensee will have ninety (90) days to dispose of the Licensed Products ("Sell-Off Period") that are on hand or in process at the time of such expiration, provided all statements and payments then due to NFLP are first made and such sell-off occurs at Licensee's regular selling price and within the Distribution Channels. During the Sell-Off Period, Licensee shall submit all payments and statements required under this License in accordance with the terms and conditions of the License.

c. If Licensee has remaining inventory of the Licensed Products upon the termination of this License or after the Sell-Off Period, if applicable, NFLP may, at its option: (i) purchase such inventory at Licensee's cost;
    (ii) require Licensee to deliver such inventory to NFLP for destruction at Licensee's expense; or (iii) require Licensee to destroy such inventory at Licensee's expense and furnish NFLP with an affidavit signed by an officer of Licensee attesting to such destruction. NFLP will have the right at any time before expiration or termination of this License and during the

    Sell-Off Period to conduct a physical inventory to, among other things, verify the quantity and Style of the Licensed Products in Licensee's inventory. If Licensee refuses to permit such physical examination of the inventory or fails to provide NFLP with the statement required in subparagraph a above, Licensee will forfeit its right to any Sell-Off Period.

d. Upon the termination of this License or immediately after the Sell-Off Period, Licensee shall deliver to NFLP all Proprietary Materials and all related materials, including software, created or used by Licensee in connection with this License and shall, at NFLP's option, destroy or sell to NFLP at Licensee's cost, any molds, plates and other items used to reproduce the Licensed Marks.

18. On-Field Product Exposure

a. Licensee acknowledges that in furtherance of the NFL's policy of control of game operations, NFLP shall approve any and all visible items worn or used on-field, including the sidelines, during all pre-season, regular season and post-season NFL games. Except as otherwise authorized in writing by NFLP or as otherwise provided in this License, Licensee shall not during the Term or thereafter agree, contractually or otherwise, with any Member Club, NFL player, coach, or other Member Club employee, for any individual to wear, use or promote any commercially identified product on-field, including the sidelines, during any NFL game.

b. Licensee acknowledges that in furtherance of the NFL's policy of control of game operations, there are specific rules and regulations regarding the size of a manufacturer's logo or other commercial identification that may appear on visible merchandise worn or used on-field, including the sidelines, during any NFL game. Licensee agrees that it will strictly adhere to the standards set forth in any and all such rules and regulations with regard to any of the products that NFLP may, in its sole discretion, authorize Licensee to have worn or used on-field, including the sidelines, by NFL players, coaches, or any other Member Club employees during any NFL game.

c. Licensee represents that it has received a copy of and is familiar with NFLP's NFL Pro Line Policy, which is deemed part of this License. Any breach by Licensee of any terms and conditions set forth in the NFL Pro Line Policy shall be considered a material breach of this License. During each Fiscal Year of the Term, NFLP shall assign on-field and sideline exposure rights for the Exposure Products to Licensee with the Assigned Member Clubs listed on the Term Sheet. Licensee acknowledges that NFLP may, in its sole discretion, assign on a yearly basis on-field and sideline exposure rights for the remaining Member Clubs to any other NFL Pro Line licensees. Licensee further acknowledges that NFLP may, in its sole discretion, reassign any of the Assigned Member Clubs to another NFL Pro Line licensee at any time.

d. During each Fiscal Year of the Term, Licensee shall pay NFLP the Broadcast Exposure Fee set forth in the Term Sheet attached to this License in accordance with the payment due dates listed on such sheet. NFLP shall use such payments in a manner determined by NFLP in its sole discretion.

e.  Nothwithstanding any provision of this License to the contrary, the placement, size, style and other characteristics of the Authorized Brands currently appearing on the Licensed Products that have received NFLP's quality control approval in accordance with the terms of Paragraph 4 of this License are deemed approved and authorized by NFLP.

19. Players and Coaches

    Licensee acknowledges that this License does not grant Licensee any rights with respect to the name, likeness, signature, or other attributes of any player, coach, or other employee of the NFL. Licensee shall be responsible for securing whatever rights may be required for the use of such names, likeness, signatures, or other attributes. Licensee represents that it will not exercise the rights granted in this License in any manner that will imply that Licensee has obtained any such rights without separate written authorization from the appropriate player, coach, or employee.

20. NFL Films

    Licensee understands and acknowledges that this License does not grant Licensee any rights with respect to film or videotape footage of NFL game action and that Licensee must obtain such footage directly from NFL Films, Inc. ("NFL Films") on terms and conditions to be mutually agreed upon by Licensee and NFL Films. If Licensee desires to use such footage in connection with this License, NFLP must approve the proposed usage and subject matter of such footage in writing prior to its usage.

21. Information Transmission

    If NFLP obtains the capacity to receive computer transmissions of any or all information required from Licensee under this License during the Term, Licensee shall begin to provide such information by such computer transmission as soon as practicably possible.

22.  Notices

     The parties to this License shall send all notices and statements required under this License to the respective addresses of the parties set forth above unless notification of a change of address is given in writing. Licensee shall direct all notices to NFLP to the Vice President of the Retail Licensing Department with a copy to the General Counsel of NFLP. All notices required under this License must be in writing, must be sent by registered or certified mail, facsimile, or a private overnight delivery service generally accepted in the industry that provides evidence of delivery, and shall be deemed to have been given at the time they are sent.

23.  Relationship of Parties

     The parties to this License are not partners, joint venturers, or agents and nothing in this License shall be construed to place them in any such relationship. Neither party will have the power to obligate or bind the other in any manner whatsoever. NFLP, the NFL, and its Member Clubs in no way endorse, certify or guarantee the quality of the Licensed Products.

24.  Governing Law and Disputes

     This License and any dispute arising under it shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles. All disputes pertaining to this License shall be decided by a state or federal court located in the City of New York and Licensee consents to personal jurisdiction in such courts.

25.  Waiver

     Neither party to this License can waive or modify any provision of this License unless such waiver or modification is in a writing signed by both parties. Licensee acknowledges that NFLP's prior forbearance of any requirement of this License will not prevent NFLP from subsequently requiring full and complete compliance with such requirement or from exercising its rights under this License.

26.  Confidentiality

     The parties to this License acknowledge that the terms of this License are confidential and each warrant that neither shall disclose such terms to any third party other than the disclosing party's accountants, agents or attorneys or as required by law, without the other party's prior written consent.

27.  Severability

     If any paragraph or clause of this License is illegal or invalid or void for any reason, the remaining paragraphs and clauses of the License will remain in full force and effect.

28.  Release

     In consideration of the rights granted under this License, Licensee releases NFLP, the NFL, its Member Clubs and each of their respective affiliates, shareholders, officers, directors, agents and employees from any claims, demands, losses, expenses or damages, whether known or unknown, arising out of or in connection with or in any manner related to the manufacture, distribution or sale of products bearing the Licensed Marks.

29.  Execution

     Licensee will make an offer to enter into this License by having a duly authorized officer or representative sign below and return the License with a check payable to NFLP for the Advance Royalty Payment required for Fiscal Year I. An acceptance of the offer will occur and a binding agreement will exist only after an authorized officer or duly authorized representative of NFLP signs this License and delivers a fully-executed copy to Licensee. Licensee acknowledges that this Licensee will be deemed to have been executed in New York City.

30.  Reservation of Rights

     By entering into this License, neither NFLP nor Licensee is waiving any of its respective rights as of the date hereof with regard to the renewability and/or exclusivity of this License or any of the rights granted hereunder, nor as to any other rights afforded by the Promotional Rights Agreement dated June 1, 1990, and each of NFLP and Licensee hereby expressly reserves all such rights, any other provision of this License notwithstanding. None of the language or provisions contained in this License shall be construed or interpreted to in any way limit such rights.

Licensee:  Riddell, Inc.

By:        /s/ David Mauer                             Date:
              (Signature of officer, partner                --------------------
              or individual duly authorized to sign)

TITLE:        Chief Executive Officer
              ---------------------------------

NATIONAL FOOTBALL LEAGUE PROPERTIES, INC.

By:           /s/ J.M. Connelly                        Date: 7-3-97
              (Signature of officer, partner
              or individual duly authorized to sign)

TITLE:        Sr. V.P.

                               EXHIBIT I

                         DISTRIBUTION CHANNELS

The following definitions shall apply to this License:

1. Department Store: A retail store that operates several departments carrying higher-priced brands of apparel and non-apparel. Examples include, without limitation, Macy's, Dillards, Nordstrom, Woodward and Lothrop, JC Penney, Boscov's, Sears, May Co., Federated Group, Carson Pirie Scott, Dayton Hudson, Bon Ton, Belks, Strawbridge & Clothier, Jacobson and Bloomingdales.

2. Direct Retailer: An organization, including Licensee, that markets products directly to consumers without using retail space through the mediums of television, computer on-line, or catalog. NFLP, in its sole discretion, may grant Licensee the right to distribute Licensed Products in all three such mediums or may limit Licensee to one or two such mediums.

3. Discount Store: A retail store that operates several departments carrying lower-priced brands of apparel and non-apparel with limited service. Examples include, without limitation, Wal-Mart, Kmart, Bradlees, Roses, Hills, Caldor, Venture, Target, Shopko, and Ames.

4. Distributors: Defined as Third Party Distributors in Paragraph 9b of the License.

5. Drug Store: A retail store that carries as its primary retail items pharmaceuticals, health and beauty aids, and convenience items. Examples include, without limitation, OSCO, Walgreen, and Eckert.

6. Fan Shop: A retail store that carries as its primary retail item licensed products of the NFL, National Basketball Association, National Hockey League, Major League Baseball, and the National Collegiate Athletic Association. Examples include, without limitation, Pro Image, Team Spirit and Stadium Stuff.

7. Footwear Specialty Store: A retail store that carries as its primary retail item athletic footwear and also carries, in limited quantities, licensed apparel and headwear. Examples include, without limitation, Foot Locker, FootAction, and Athletes Foot.

8. Grocery Store. A retail store that carries as its primary retail items food and household products. Examples include, without limitation, A & P, Shop Rite, Vons, Jewel, and Food Town.

9. Sporting Goods Store: A retail store that carries as its primary retail items licensed apparel, athletic footwear and sporting goods equipment. Examples include, without limitation, Champ's, Herman's, Koenig's, The Sports Authority, Sportmart, Gart Brothers, and Modells.

[Logo]              National Football League Properties, Inc.
                    280 Park Avenue, New York, New York 10017
                    Area Code (212) 450-2000  FAX (212)681-7599

                         LICENSING AGREEMENT TERM SHEET

Licensee:  Riddell, Inc.                                 Date:  August 14, 1995
 Address:  3670 N. Milwaukee Avenue                       No.:  655-149-1400
           Chicago, IL 60641

The following terms are made part of and are subject to all definitions, terms and conditions set forth in License No. R00705

MARKETING PROGRAM:  Play Football

             TERM:  April 1, 1995 - March 31, 1998

        TERRITORY:  The United States

LICENSED PRODUCTS: COMPETITIVE QUALITY YOUTH HELMETS, REPLICA HELMETS (INCLUDING BUT NOT LIMITED TO FULL SIZE REPLICA HELMETS, MINI REPLICA HELMETS, MINI AUTHENTIC HELMETS, MICRO HELMETS, AND TWO-INCH MINI HELMETS); BICYCLE HELMETS; NFL/QBC BOP BAG; NOVELTY ITEMS (INCLUDING BUT NOT LIMITED TO WINDOW DECALS, PLACQUES, DESK SETS)

FISCAL YEAR                      LICENSED PRODUCT                       ROYALTY%
-----------                      ----------------                       --------

YEAR I   04/01/95 - 03/31/96 P03154/H300  FULL SIZE REPLICA HELMETS     9.00
                             P03155/H300  YOUTH HELMETS                 9.00
                             P06968/G900  MINI HELMETS REPLICA          9.00
                             P07019/H300  BICYCLE HELMETS               9.00
                             P08155/G000  NOVELTY ITEMS                 9.00
                             P08866/J000  NFL/QBC BOP BAG               9.00
                             P09691/G900  MINI HELMETS AUTHENTIC        9.00
                             P09692/G900  MICRO HELMETS                 9.00

YEAR II  04/01/96 - 03/31/97 P03154/H300  FULL SIZE REPLICA HELMETS     9.00
                             P03155/H300  YOUTH HELMETS                 9.00
                             P06968/G900  MINI HELMETS REPLICA          9.00
                             P07019/H300  BICYCLE HELMETS               9.00
                             P08155/G000  NOVELTY ITEMS                 9.00
                             P08866/J000  NFL/QBC BOP BAG               9.00
                             P09691/G900  MINI HELMETS AUTHENTIC        9.00
                             P09692/G900  MICRO HELMETS                 9.00

YEAR III 04/01/97 - 03/31/98 P03154/H300  FULL SIZE REPLICA HELMETS    10.00
                             P03155/H300  YOUTH HELMETS                10.00
                             P06968/G900  MINI HELMETS REPLICA         10.00
                             P07019/H300  BICYCLE HELMETS              10.00
                             P08155/G000  NOVELTY ITEMS                10.00
                             P09691/G900  MINI HELMETS AUTHENTIC       10.00

                             P09692/G900  MICRO HELMETS                10.00
                             30035        TWO-INCH MINI HELMETS        10.00

FISCAL YEAR                           MINIMUM GUARANTEE              ADVANCE
-----------                           -----------------              -------

YEAR I    04/01/95 - 03/31/96              $300,000                 $ 75,000

YEAR II   04/01/96 - 03/31/97              $350,000                 $ 87,500

YEAR III  04/01/97 - 03/31/98              $500,000                 $100,000


AUTHORIZED BRANDS FOR
LICENSED PRODUCTS(S):        Riddell, Sharco, Lil Riddell and design, R and
                             design and Riddell and design

LICENSED MARK(S) FOR
LICENSED PRODUCTS(S):        Marketing Program logo, Club Marks, and the
                             following League Marks:  "National Football
                             League", "NFL", National Football Conference",
                             "American Football Conference", "NFC", "AFC".

DISTRIBUTION CHANNELS FOR
LICENSED PRODUCT(S):         Department Stores, Direct Retailers, Discount
                             Stores, Distributors, Drug Stores, Fan Shops,
                             Footwear Specialty Stores, Grocery Stores,
                             Sporting Goods Stores

PROMOTIONAL PRODUCTS:

FISCAL YEAR      LICENSED PRODUCTS
-----------      -----------------

YEAR I           As reasonably required by NFLP.

YEAR II          As reasonably required by NFLP.

YEAR III         As reasonably required by NFLP.

COOPERATIVE FUND:   N/A

ADVERTISEMENTS:     N/A

SPONSORSHIPS:       N/A

                   National Football League Properties, Inc.
    [NFL LOGO]     280 Park Avenue, New York, New York 10017
                  Area Code (212) 838-0660 FAX (212) 681-7599

                          Retail Licensing Agreement

Licensee: Riddell, Inc.                                   Date: August 14, 1995
Address:  3670 N. Milwaukee Avenue                         No.: 655-149-1400
          Chicago, IL 60641                           Lic. No.: R00705

National Football League Properties, Inc. ("NFLP") has the exclusive right to license for commercial purposes the trademarks of the National Football League ("NFL") and the thirty professional football teams that comprise the NFL ("Member Clubs"). Licensee, whose name and address are set forth above, desires to use certain of these trademarks in accordance with the terms and conditions of this agreement ("License"). In consideration of the mutual premises, covenants and undertakings contained in this License, the parties to this License agree as follows:

1. Definitions

   As used in this License, the terms listed on the attached Term Sheet and elsewhere in this License have the following meanings:

a. "Advance Royalty Payment": The amount to be credited to Royalty payments due for the corresponding Fiscal Year payable to NFLP upon the execution of this License for Fiscal Year I and on or before April 15 for each successive Fiscal Year.

b. "Advertisements": Advertising space in designated NFLP publications to be purchased by Licensee in accordance with this License.

c. "Affiliate:" Any person or entity in which Licensee or any owner, majority shareholder, officer or director of Licensee has any direct or indirect beneficial or ownership interest or is a joint venture partner.

d. "Authorized Brands": The only brand names Licensee may use in association with the Licensed Products.

e. "Club Marks": The full team names, nicknames, helmet designs, uniform designs, logos, slogans, and other identifying symbols and indicia adopted for commercial purposes by the Member Clubs.

f. "Cooperative Fund": The amount payable to NFLP during each Fiscal Year for use by NFLP in connection with the designated Cooperative Program.

g. "Distribution Channels:" The channels of trade in the Territory in which Licensee may distribute for sale or sell each Licensed Product as defined in
   Exhibit I attached to this License and/or the attached Term Sheet.

h. "Fiscal Year": The period beginning on April 1 of any year and ending on March 31 of the following year except for Fiscal Year I, which will begin on the date this License is fully-executed and will end on March 31 of the following year.

i. "League Marks": "National Football League", "NFL", "National Football Conference", "American Football Conference", "NFC", "AFC", "Super Bowl", "Pro Bowl", the NFL Shield design, and other identifying symbols and indicia adopted for commercial purposes by the NFL.

j. "Licensed Marks": The trademarks for which Licensee is granted certain limited, exclusive rights with respect to Replica Helmets only and non-exclusive rights for the remainder of the Licensed Products.

k. "Licensed Products:" All products for which Licensee may use the Licensed Marks in association with the Authorized Brands. This license will refer to each distinct type of product as a "Licensed Product" since more than one product may be licensed (e.g. T-shirts and jackets would each be a Licensed Product).

l. "Marketing Program": The program established by NFLP in connection with which Licensee may use the Licensed Marks as authorized under this License. Licensee shall abide by all rules, guidelines and policies established by NFLP for such Marketing Program, which are deemed part of this License.

m. "Minimum Royalty Guarantee": The minimum amount of Royalty payments payable to NFLP on or before the 15th day following the end of each Fiscal Year.

n. "Net Sales": Gross sales of all Licensed Products sold or distributed for sale at Licensee's invoiced selling price less sales derived from returns received and credited only. Licensee shall not credit any return at a rate greater than the original invoiced selling price for such Licensed Products. There shall be no other deductions allowed including, without limitation, deductions for manufacturing costs, selling costs, distribution costs, advertising and promotional costs, quantity discounts, freight, non-collected or uncollectable accounts, commissions, taxes, cash discounts, close out sales, distress sales, sales to employeees, or any other costs. For purposes of this Agreement, Net Sales and all other referenced sales occur when Licensee invoices or ships any Licensed Product, whichever is earlier. If Net sales are made to an Affiliate, the dollar amount of gross sales will be the greater of Licensee's regular price to unaffiliated accounts or the Affiliate's gross sales price to an unaffiliated account.

o. "NFL Marks": All League Marks and Club Marks, collectively.

p. "Premiums": Any products, including the Licensed Products, bearing the NFL Marks or other indicia of the NFL or its Member Clubs that Licensee sells or gives away for the purposes of promoting, publicizing or increasing the sale of its own products or services other than the Licensed Products, or that Licensee sells or gives away to any other party whom Licensee knows or should reasonably know intends to use such products for the purposes of promoting, publicizing or increasing the sale of any other party's products or services. Promotions include, without limitation, combination sales, incentives for sales force, and trade or consumer promotions.

q. "Promotional Products": The quantity of each Licensed Product that Licensee shall provide to NFLP at no cost during each Fiscal Year for use in connection with NFLP's Promotional Programs, as defined in Paragraph 5 of this License.

r. "Royalty": The amount of Net Sales Licensee shall pay to NFLP for all sales of the Licensed Products. Licensee shall calculate all Royalty payments according to Net Sales based on Licensee's normal domestic wholesale warehouse price. NFLP reserves the right to increase the rate of the Royalty during the Term, provided that it gives Licensee at least six (6) months written notice before such increase takes effect.

s. "Sponsorhip": The designated events for which Licensee will participate as a sponsor during each Fiscal Year of the Term subject to the execution of an NFLP Sponsorship Agreement.

t. "Style": A distinct prototype of a Licensed Product that differs from any other prototype of that same Licensed Product in any form or manner with respect to design, material, pattern, size, shape. Licensed Marks, or any other distinguishing characteristic involving the specifications for the production of all or any portion of that Licensed Product (e.g. T-shirts bearing the San Francisco 49ers logo and T-shirts bearing the San Diego Chargers logo would each be a Style of Licensed Product).

u. "Term": The time period for which this License shall be effective.

v. "Territory": The geographic area in which Licensee shall have the right to sell the Licensed Products.

w. "Unit": A single Licensed Product (e.g. one T-shirt and one jacket would each be a Unit).

2. Grant of License

   Subject to all of the terms and conditions of this License, NFLP grants Licensee the non-exclusive right to use the Licensed Marks in connection with the manufacture, distribution, sale, and advertising of the Licensed Products under the Authorized Brand in the Distribution Channels in the Territory in accordance with all policies, rules and regulations of the Marketing Program and NFLP, which are deemed part of this License except that Licensee shall have the exclusive right to use the Licensed Marks in connection with the manufacture, distribution, sale, and advertising of all Replica Helmets, except for agreements between NFLP and third party licensees preexisting that General Retail Licensing Agreement dated March 15, 1990 (No. 625-149-1400, License No. R00705) (i.e., Hutch). Licensee shall have no right to sell or distribute any Premiums unless Licensee receives a separate Premium Licensee fron NFLP and pays NFLP the applicable Royalty under such Premium License. Licensee shall not use the Licensed Products as Premiums or permit the use of the Licensed Products as Premiums by any party whom Licensee knows or should reasonably know intends to use the Licensed Products as Premiums.

3. Terms of Payment


   Licensee shall pay NFLP the Royalty on all sales of the Licensed Products. Regardless of whether any sales occur during any Fiscal Year, Licensee shall also pay NFLP the applicable Advance Royalty Payment and Minimum Royalty Guarantee for each Fiscal Year during the Term. Advance Royalty Payments and any payments made to satisfy the Minimum Royalty Guarantee are not refundable. Licensee may credit the Advance Royalty Payment and Royalty payments made to NFLP during each Fiscal Year to the Minimum Royalty Guarantee for the corresponding Fiscal Year only. Licensee may not credit such amounts to the Advance Royalty Payment, Minimum Royalty Guarantee or any other payment required under this License for any other Fiscal Year. If NFLP terminates this License, for the Fiscal Year in which termination occurs ("Termination Fiscal Year") Licensee shall pay NFLP the Royalty on all sales of the Licensed Products made during the Termination Fiscal Year or a pro rated portion of the Minimum Royalty Guarantee owed in excess of the Advance Royalty Payment ("Termination Guarantee"), whichever is greater. For purposes of this paragraph the pro rated Minimum Royalty Guarantee will be calculated as follows:

    Termination Guarantee  x  No. of Days Completed in Termination Fiscal Year
    ---------------------     ------------------------------------------------
              1                                     365

b. On or before the 15th day of each month, Licensee shall make all Royalty payments to NFLP due on sales of the Licensed Products during the preceding calendar month. Simultaneously with the Royalty payment, Licensee shall furnish full and accurate statements of the Net Sales of each Licensed Product sold and distributed during such calendar month on forms provided by NFLP. The statements will include the quantity and description of each Licensed Product itemized by Member Club if applicable, the gross sales price, itemized deductions from the gross sales price, any returns made during the preceding month, and the resulting Net Sales on which Licensee calculated the Royalty amount. Licensee shall furnish such statements for each Licensed Product regardless of whether it sold any such Licensed Product during the preceding month. NFLP's receipt or acceptance of any statement or Royalty payment or the cashing of a Royalty check will not preclude NFLP from questioning the correctness of such statements or payments at any time. Upon discovery of any verifiable inconsistency or mistake in such statements or payments, Licensee shall immediately rectify such inconsistency or mistake.

c. Licensee shall pay NFLP all other amounts listed on the Term Sheet attached to this License in accordance with the dates provided in such Term Sheet.

d. Licensee shall pay NFLP an additional charge of one and one-half percent (1.5%) per month on any payment due under this License that remains unpaid fifteen (15) days after such payment becomes due.

4. Quality Control

   Prior to making any use of any Style of any Licensed Product, Licensee shall submit to NFLP for its approval at Licensee's sole cost and expense at the following applicable stages: (i) finished artwork or final proofs; (ii) pre-production samples or strike-offs for such proposed Style; and (iii) a sample Unit of the finished version of such Style together with all packaging, cartons, containers, hangtags and wrapping materials related to such Unit ("Related Materials"). For Styles that differ solely with respect to the Licensed Marks, Licensee may submit a sample Unit of one Style along with artwork of the Styles bearing the other Licensed Marks for approval purposes unless NFLP requests a sample Unit of each such Style. NFLP shall use its best efforts to promptly evaluate all such submissions and provide Licensee, if applicable, with quality standards and specifications for the finished Units of each Style. Upon approval of the finished version of a sample Unit of a Style, NFLP shall execute a Product Approval Form that will contain any applicable quality standards and specifications. License shall not manufacture, sell, distribute or advertise any Style of a Licensed Product unless NFLP has executed a Product Approval Form for such Style.

b. All Product Approval Forms are effective for one Fiscal Year only and Licensee must resubmit to NFLP each Style of each Licensed Product previously approved by NFLP for quality control approval within thirty (30) days after the start of each successive Fiscal Year. From time to time, NFLP may request additional sample Units of any Style of any Licensed Product to confirm continued compliance with NFLP's quality control guidelines and any applicable quality standards and specifications. NFLP shall have the right to withdraw its approval of any Style of any Licensed Product if, in NFLP's sole judgment, such sample Units cease to conform to such guidelines, standards or specifications or otherwise deviate in quality from the previously approved sample Units. Upon notice by NFLP to Licensee that the Product Approval Form for a Style of a Licensed Product has been withdrawn, Licensee shall immediately cease to manufacture, distribute, sell or advertise any further Units of such Style until such time as a new Product Approval Form has been executed and delivered by NFLP.

c. Licensee shall not make any modification to any Style for which NFLP has issued a Product Approval Form or depart from any applicable quality standards and specifications for any Style unless NFLP has approved such modification for such Style and issues a new Product Approval Form. Licensee acknowledges that the manufacture, use, sale, distribution, or advertising of any Style that deviates from the Style approved by NFLP will constitute a material breach of this License. Upon such breach, NFLP may terminate this License immediately.

d. No distribution or sale of irregulars or seconds is permitted except when Licensee receives prior written approval from NFLP.

5. Advertising and Promotional Materials

a. Licensee will not use the Licensed Marks or any reproduction of them, including without limitation, Photographs or Computer Art, as defined in Paragraph 10a, in any advertising, promotion, publicity or display materials (collectively "Promotional Materials") without receiving NFLP's prior written approval executed on a Promotional Approval Form supplied to Licensee by NFLP. Licensee may use such approved Promotional Materials only in conjunction with the Styles of Licensed Products that NFLP has approved. Licensee shall submit to NFLP all Promotional Materials at the following applicable stages appropriate to the medium used: (i) conceptual stage, pre-production art or rough cuts; (ii) layout, storyboard and script; (iii) finished materials; and (iv) at any other time as reasonably requested by NFLP. NFLP shall use best efforts to evaluate all such Promotional Materials'

   submissions within ten (10) business days of their receipt by NFLP. NFLP shall execute a Promotional Approval Form for all Promotional Materials that it approves. Licensee shall notify its retailers and/or Third Party Distributors that NFLP must approve all Promotional Materials involving or using in any form or manner the Licensed Marks. Licensee shall use best efforts to ensure that its retailers and/or Third Party Distributors do not publish, display or otherwise distribute such Promotional Materials without NFLP's prior written approval.

b. NFLP has the exclusive right, in its sole discretion, to approve or disapprove any Promotional Materials' submissions. Licensee acknowledges that NFLP may disapprove Promotional Materials that, in NFLP's opinion, reflect unfavorably upon NFLP, the NFL or its Member Clubs including, without limitation, materials involving gambling, lotteries or other games inconsistent with the image of the NFL, the Member Clubs, or the Licensed Products.

c. NFLP may withdraw its approval of any Promotional Materials if: (i) the Promotional Materials have been altered without the prior written approval of NFLP; (ii) the Style and/or the Licensed Product promoted in the Promotional Materials ceases to be approved under this License;
    or (iii) an event occurs that, in NFLP's opinion, causes NFLP's relationship with Licensee or any Licensed Product to adversely reflect upon the professional or business reputation of the NFL, its Member Clubs or NFLP.

d. Licensee represents that NFLP has the right to conduct promotions and special events in its sole discretion and to print catalogs, sales sheets and brochures involving representative merchandise from NFLP's licensees ("Promotional Programs"). Licensee shall supply within ten
    (10) business days of any request by NFLP, at no charge to NFLP, all or any portion of the quantity of Promotional Products specified on the Term Sheet required by NFLP for use, in NFLP's sole discretion, in such Promotional Programs.

e. Licensee shall pay NFLP the designated amounts for the Advertisements, Sponsorship, and Cooperative Fund, if applicable, on or before the corresponding dates listed on the Term Sheet attached to this License. NFLP shall use such payments in a manner determined by NFLP in its sole discretion.

f. During each Fiscal Year of the Term in which NFLP publishes the NFL Merchandise Catalogue, Licensee shall purchase a full-page advertisement in such catalogue at the rate established in NFLP's then-existing rate card. Licensee shall make such payment within fifteen
    (15) days from receiving an invoice from NFLP.

6.  Distribution Requirements

    Licensee shall distribute for sale and sell each Licensed Product only in the authorized Distribution Channels. Prior to distribution of any Licensed Product, Licensee shall submit to NFLP a list of its retail accounts for the Licensed Products for the purpose of determining which accounts fall within the Distribution Channels. NFLP shall determine, in its sole discretion, whether such retail accounts fall within the Distribution Channels and shall provide Licensee with a list of the approved retail accounts. Licensee shall manufacture, distribute, sell and maintain inventory of sufficient quantities of each Style of each Licensed Product to meet the reasonable market demand in the Distribution Channels. Licensee shall not sell Licensed Products to any third party that Licensee knows or should reasonably know intends to sell the Licensed Products outside of the authorized Distribution Channels. If Licensee sells or distributes for sale other merchandise that does not bear the Licensed Marks but is of the same grade and quality as the Licensed Products, Licensee shall not discriminate in the granting of commissions and discounts to salespersons, dealers and distributors for the sale of the Licensed Products. If the Licensed Marks are Club Marks, Licensee acknowledges that it shall manufacture, distribute and sell a commercially significant quantity of Units bearing the trademarks of each Member Club individually in each Style.

7.  Authorized Brands

    Licensee shall only use the Authorized Brands, if applicable, in connection with the manufacture, distribution, sale, and advertising of each Licensed Product. NFLP shall have the right, in its sole discretion, to remove or change any of the Authorized Brands, if applicable, during the Term. Licensee must receive the prior written approval of NFLP to use any other trademarks on the Licensed Products.

8.  NFLP's Purchase of Licensed Products

    In addition to the Promotional Products provided at no cost by Licensee, NFLP, the NFL and its Member Clubs shall have the right to purchase any of the Licensed Products in any quantity at the minimum wholesale price, excluding Royalty payments, that Licensee charges to its best customer, provided that NFLP will not require Licensee to pay a Royalty on such sales.

9.  Third Party Relationships

a. Licensee shall not assign, sublicense, transfer or otherwise encumber any of its rights under this License to any Affiliate or other third party without NFLP's prior written consent. If Licensee assigns, sublicenses, transfers or encumbers any portion of this License without such consent, NFLP shall have the right to terminate this License immediately.

b. Licensee must receive NFLP's prior written consent to use a domestic or foreign third party distributor of any Licensed Product ("Third Party Distributor") or domestic or foreign third party manufacturer of any Licensed Product or any portion of any Licensed Product, including patches, labels and emblems made by any party that is not already a licensee of NFLP ("Third Party Manufacturer"). NFLP consents to Licensee's use of Smile Industries as a manufacturer of mini-helmets upon the execution of the Manufacturer's Agreement attached as Exhibit 2 to this License. NFLP shall have the right to approve or disapprove any Third Party Distributor or Third Party Manufacturer in its sole discretion. In the case of a Third Party Manufacturer, NFLP's approval of such Third Party Manufacturer, if granted, will be contingent on the execution of an agreement between NFLP and the approved Third Party Manufacturer. Notwithstanding such agreement, Licensee shall at all times remain primarily obligated to NFLP under this License and shall take all necessary efforts to ensure that such Third Party Manufacturer uses the Licensed Marks only to manufacture the designated Licensed Product and for no other purpose including, without limitation, promoting or selling the Licensed Product. If such Third Party Manufacturer has made an unauthorized use of the Licensed Marks, Licensee shall fully cooperate with NFLP to ensure that such unauthorized use ceases promptly. Licensee shall be primarily obligated to ensure that each Licensed Product produced by such Third Party Manufacturer complies with the requirements of Paragraph 4 of this License.

c. Licensee shall not make any payments to any Member Club or to any shareholder, officer, director, employee, agent or representative of any Member Club, or to any employee, agent or representative of the NFL or its affiliates in such person's individual capacity, in connection with the use of any Licensed Marks under this License or otherwise as a direct result of sales of any Licensed Product. Licensee shall disclose to NFLP all existing agreements or agreements being negotiated by Licensee or its agent between Licensee and any Member Club or any shareholder, officer, director, employee, agent or representative of any Member Club, or any employee, agent or representative of the NFL or any of its affiliates in such person's individual capacity.

d. In the event that NFLP consents to any third party relationship under this Paragraph 9 or otherwise under this License, Licensee acknowledges that such approval will be contingent on the execution of an appropriate form or agreement supplied by NFLP.

10. Computer Artwork and Photographs

a. Subject to the requirements of Paragraph 4, if Licensee wishes to use computer artwork incorporating graphic depictions of the Licensed Marks ("Computer Art") or photographs owned and/or controlled by NFLP ("Photographs"), Licensee shall request such Computer Art or Photographs in a Use Application provided to Licensee by NFLP. If NFLP, in its sole discretion, approves such application, NFLP shall provide Licensee with Computer Art or Photographs at a rate established by NFLP in its sole discretion provided that, in the case of Photographs, Licensee must first sign NFLP's standard Photo Use Agreement. Licensee shall make any payment for the Computer Art or Photographs within thirty (30) days of receiving an invoice from NFLP. Licensee shall only use the Computer Art or Photographs in accordance with the terms and conditions of this License including, without limitation, Paragraph 11, and, in the case of Photographs, the Photo Use Agreement. The terms of the executed Photo Use Agreement will govern in the event of any conflict between the terms of this License and the terms of the Photo Use Agreement.


b. Licensee shall not make copies of the Computer Art or Photographs without the express written approval of NFLP and shall not use the Computer Art or Photographs for any purpose other than the purpose set forth in Licensee's Use Application. Licensee shall not provide the Computer Art or

    Photographs to any other party including a manufacturer, unless NFLP approves such party in accordance with Paragraph 9 of this License. Licensee shall take all steps necessary to prevent the unauthorized copying or use of the Computer Art or Photographs by third parties.

c. Upon the expiration or termination of this License, Licensee shall immediately deliver to NFLP all Computer Art and Photographs provided by NFLP and all copies and duplications of such Computer Art or Photographs and all related materials.

d. Licensee acknowledges that it has no right, title or interest in or to any of the Photographs, including, without limitation, copyrights in the Photographs. Licensee represents that it will not assert any rights in or to the Photographs during the Term or thereafter.

11. Protection of Rights

a. Licensee acknowledges that, as between NFLP and Licensee, NFLP exclusively owns the NFL Marks and all copyrights, trademarks and other proprietary rights in and to them. Licensee further acknowledges that NFLP shall own worldwide in perpetuity: (i) all artwork produced under this License bearing the NFL Marks ("Artwork") and all copyrights and other proprietary rights in such Artwork; (ii) all secondary marks and/or promotional concepts ("Secondary Marks") developed for use and used in connection with any Licensed Product and all copyrights and other proprietary rights in such Secondary Marks; (iii) all derivative works based on any of the NFL Marks, Secondary Marks, Computer Art, or Artwork ("Derivative Works") and all copyrights and other proprietary rights in such Derivative Works; and (iv) all Computer Art and all copyrights and other proprietary rights in such Computer Art as well as duplicates and copies of it. Licensee's use of the Licensed Marks, Computer Art, Artwork, Secondary Marks and Derivative Works is for NFLP's benefit and Licensee will not acquire any rights in any of them by such use. Licensee acknowledges that NFLP will have the right to terminate this License if Licensee asserts any rights in or to any of the NFL Marks, Computer Art, Artwork, Secondary Marks and Derivative Works other than those granted under this License. Licensee shall not attack the trademarks, copyrights or other proprietary rights of NFLP, the NFL, or its Member Clubs during the Term or thereafter.

b. Any Artwork, Computer Art, Secondary Marks, Derivative Works or other materials created by Licensee or its agents in connection with this Agreement shall be performed as a "work made for hire" for NFLP. Licensee irrevocably assigns and transfers to NFLP all right, title and interest, including all copyrights and extensions and renewals thereof, in and to the Artwork, the Secondary Marks, the Derivative Works, the Computer Art, and all related proprietary rights (collectively the "Proprietary Materials").

    At the request of NFLP, Licensee shall execute all documents confirming NFLP's rights in and to the NFL Marks and Proprietary Materials including an assignment of copyright in form and substance satisfactory to NFLP. Licensee shall cause each third party who makes or contributes to the creation of the Proprietary Materials to agree that all rights, including the copyrights, in his or her work shall be owned by NFLP whether as a "work made for hire" or by assignment, as appropriate.

c. Licensee shall only display or use the Licensed Marks in the form and manner that NFLP has specifically approved in writing. Licensee shall cause to be irremovably and legibly printed or affixed in a clearly visible location approved by NFLP on every Unit of each Licensed Product, and all Related Materials, Proprietary Materials, and Promotional Materials the following:

    (i) Trademark Notices as directed and specified by NFLP, including a legend indicating that the NFL Marks are trademarks of the NFL or the Member Clubs, and are being used by Licensee under License from NFLP;
    (ii)     Copyright Notices as directed and specified by NFLP;
    (iii)    The Marketing Program symbol;
    (iv) Hangtags, inserts, holograms, and other identifying material required by NFLP;
    (v)      A permanent label displaying Licensee's name and the Authorized
             Brand;
    (vi)     Licensee's name, trade name and address; and
    (vii) All other notices required by NFLP to protect the interests of NFLP, the NFL, and its Member Clubs.

d. Licensee will not use any Trademark or Copyright Notices on the Licensed Products, Related Materials, Proprietary Materials, and Promotional Materials that conflict with, negate or cause confusion with any notices required under this Paragraph 11. Licensee represents that, except for the Authorized Brands, if applicable, or as otherwise authorized in writing by NFLP, it will not associate other licensed properties, names, symbols, or designs with the Licensed Marks on any of the Licensed Products, Related Materials, Promotional Materials, and Proprietary Materials. Licensee will not use the Licensed Marks or NFL Marks on any business sign, business card, invoice, sales sheet, brochure, catalog, or other form, or as part of the name of Licensee's business except as authorized by NFLP in writing prior to such usage.

e. NFLP shall have the right to secure trademark and/or copyright registrations for the NFL Marks. Upon request by NFLP, in addition to any other quantity of Licensed Products that Licensee must submit to NFLP under this License, Licensee shall deliver to NFLP, free of cost, twelve (12) Units of each Licensed Product with their Related Materials for such registration purposes provided that Licensee shall not owe any Royalty for such Units. Licensee shall provide NFLP with the date of first use of each Licensed Product in interstate and intrastate commerce. NFLP shall have the right to secure trademark and/or copyright registrations in NFLP's name for any Proprietary Materials created by Licensee or its agents for use in connection with any Licensed Product. By execution of this License, Licensee appoints NFLP as Licensee's attorney-in-fact coupled with an irrevocable interest to execute, acknowledge, deliver and record all registrations and all documents referred to in this Paragraph 11.

f. Licensee shall assist NFLP, at NFLP's expense, in the procurement, protection, and maintenance of NFLP's rights in and to the NFL Marks and the Proprietary Materials. NFLP may, in its sole discretion, commence or prosecute and control the disposition of any claims or suits relative to the imitation, infringement and/or unauthorized use of the NFL Marks or the Proprietary Materials either in its own name, or in the name of Licensee, or join Licensee as a party in the prosecution of such claims or suits. Licensee shall cooperate fully with and provide full assistance to NFLP in connection with any such claims or suits. Licensee shall promptly notify NFLP in writing of any infringement, imitations, or unauthorized use of the NFL Marks or Proprietary Materials by others. NFLP shall, in its sole discretion, determine whether to take action and the type of action, if any, to take against such infringement. Licensee shall not institute any suit or take any action on account of such infringements, imitations or unauthorized uses unless it receives NFLP's prior written consent. NFLP will receive the full amount of any settlement made or damages awarded in connection with any action taken against such infringement.

12. Indemnification and Insurance

a. During the Term and thereafter, Licensee shall be solely responsible for, defend, indemnify and hold harmless NFLP, the NFL, its Member Clubs, and each of their respective affiliates, shareholders, officers, directors, agents and employees for, from and against any claims, demands, causes of action, damages, costs and expenses, including reasonable attorneys' fees, judgments, and settlements arising out of or in connection with:
    (i) Licensee's breach of any of its representations, warranties, covenants or obligations contained in this License; (ii) Licensee's use of the Licensed Marks except as provided in subparagraph (c) below;
    (iii) Licensee's noncompliance with any applicable federal, state, or local laws or regulations; or (iv) the manufacture, distribution, sale, advertising or use of any Licensed Product.

b. Licensee shall obtain and maintain at its own expense from a licensed and admitted insurance carrier with a rating not less than A from Best, a product liability insurance policy that will provide coverage of three million dollars ($3,000,000) for personal injuries arising out of each occurrence and one million dollars ($1,000,000) for property damage arising out of each occurrence and an advertising liability insurance policy that will provide coverage of three million dollars ($3,000,000) for each occurrence. Licensee shall ensure that such policies: (i) will list the NFL, its Member Clubs, NFLP, and each of their respective affiliates, shareholders, officers, directors, agents, and employees as additional insureds; and (ii) will each provide that they can not be canceled without at least thirty (30) days written notice to NFLP. Simultaneously with the execution of this License, Licensee shall submit to NFLP the fully paid policies or certificates of insurance. Compliance with this subparagraph (b) will not relieve Licensee of its other obligations under this Paragraph 12. The insurance coverage required under this License is not cumulative and will not extend to any other License or Agreement between Licensee and NFLP unless otherwise authorized by NFLP in writing.

c. During the Term and thereafter, NFLP shall indemnify and hold harmless Licensee, its officers, directors, agents and employees for, from and against any claims, demands, causes of action, damages, and reasonable attorneys' fees for trademark infringement arising out of the use of the Licensed Marks as strictly authorized under this License, provided that NFLP is given immediate notice and shall have the option to undertake and conduct the defense of any such claim, demand or cause of action and further provided that Licensee shall cooperate in the defense of such claim as reasonably required by NFLP.

13. Financial Information

a. Upon request by NFLP, Licensee shall furnish NFLP within sixty (60) days of such request a detailed statement by an independent certified public accountant showing the number and description of the Licensed Products sold during the Term including an itemization of each Licensed Product by number of Units sold, Member Club, if applicable, the gross sales price, itemized deductions from the gross sales price, any returns made, and the resulting Net Sales on which Licensee calculated the Royalty Amount.

b. Within ninety (90) days after the last day of Licensee's fiscal year, Licensee shall provide NFLP with all pertinent information pertaining to Licensee's financial condition involving ownership, credit, financial and other information about Licensee's business including, without limitation, fiscal year-end financial statements and operating statements certified by Licensee's chief financial officer as accurate and complete and as constituting a fair presentation of Licensee's financial condition. Licensee shall provide NFLP with full and free access to inspect and copy all business records pertaining to Licensee's financial condition.

c. On or before the 30th day following the end of each calendar quarter, Licensee shall provide NFLP with Licensee's Fiscal Year projections for sales and income for the Licensed Products. Upon request by NFLP, Licensee shall provide NFLP with a list ranking its sales by retailer and/or Third Party Distributors for its top twenty-five (25) retail accounts comprising seventy-five percent (75%) of its Net Sales, whichever is greater, and itemizing for each such retailer and/or Third Party Distributors a description and the number of Units of each Licensed Product sold.

d. Licensee shall notify NFLP in writing of any adverse material change in Licensee's financial condition that will likely affect its performance under this License at the time such material change occurs.

14. Audits and Inspections

a. During the Term and for at least three (3) full Fiscal Years after the expiration or termination of the License, Licensee shall keep, maintain and preserve complete and accurate books of account and records covering all transactions relating to this License, including, without limitation, invoices, correspondence, inventory accounting, banking and financial records ("Records"). Licensee shall designate a symbol or number that will be used exclusively on Records relating to the Licensed Products and with no other articles that Licensee manufactures, distributes or sells. Licensee shall ensure that all invoices for the sale of Licensed Products to its retailers and/or Third Party Distributors will include the quantity and description of each Licensed Product itemized by Marketing Program, Style and Member Club, if applicable.

b. During the Term and for at least three (3) full Fiscal Years after the expiration or termination of the License, NFLP and its duly authorized representatives will have the right during reasonable business hours to inspect and audit all Records and conduct a physical examination of Licensee's premises including its warehouses and manufacturing facilities and those of Third Party Distributors and Third Party Manufacturers.
    NFLP shall provide Licensee with no less than five (5) business days' written notice prior to such inspection, audit or examination, provided however, if compelling circumstances exist, as determined by NFLP in the exercise of its reasonable business judgment, NFLP may conduct an immediate inspection, audit or examination with no prior notice to Licensee. Licensee represents that it will fully cooperate with the inspection, audit or examination and will not cause or permit any interference with NFLP or its representatives during any inspection, audit or examination. During an inspection, audit or examination, NFLP shall have the right to make copies or extracts of Licensee's Records.

c. Licensee shall pay NFLP for the cost of any audit that discloses a payment deficiency of more than two percent (2%) between the amount due to NFLP pursuant to the audit and the amount Licensee actually paid or reported to NFLP. Licensee shall pay NFLP any deficiency amount together with interest on the deficiency amount pursuant to the provisions in Paragraph 3d of this License. Licensee shall pay such amounts within ten (10) days of invoicing by NFLP.

15. Termination

    Without prejudice to any other rights it may have in law, equity or otherwise, NFLP shall have the right to immediately terminate this License upon written notice to Licensee at any time if:

a. Licensee fails to generate Net Sales during any Fiscal Year satisfying the corresponding Minimum Royalty Guarantee;

b. Licensee fails to deliver to NFLP or to maintain in full force and effect the insurance coverage referred to in Paragraph 12b of this License;

c. Licensee fails to make available its premises, Records or other business information to NFLP or its representatives or fails to provide full and complete information as required in Paragraphs 13 and 14 of this License;

d. Licensee manufactures, sells, distributes, advertises or uses any Style of any Licensed Product, or any Promotional Materials, or Proprietary Materials without the prior written approval of NFLP as required in this License, or after such written approval has been withdrawn by NFLP or has expired;

e. Licensee distributes or sells any Licensed Product outside the Territory or sells any Licensed Product to a third party that Licensee knows or should reasonably know intends to sell such Licensed Product outside the Territory;

f. Licensee distributes any Licensed Product outside the corresponding Distribution Channels, or sells any Licensed Product to any third party that Licensee knows or should reasonably know intends to sell such Licensed Product outside the corresponding Distribution Channels;

g. Licensee fails to obtain NFLP's written approval prior to assigning, sublicensing, transferring, or otherwise encumbering the License or prior to using a Third Party Manufacturer or Third Party Distributor, or any approved Third Party Manufacturer or Third Party Distributor engages in conduct that would entitle NFLP to terminate the License if Licensee had engaged in such conduct;

h. Licensee makes a material misrepresentation or omission in its license application form;

i. Licensee fails to make any payment or deliver any statement required under this License and fails to correct such default within ten (10) days of written notice of such default;

j. Licensee makes or agrees to make a payment to any Member Club or any shareholder, officer, director, employee, agent, or representative of a Member Club, or to any agent, representative or employee of the NFL or its affiliates in such person's individual capacity, in connection with the use of any Licensed Marks under this License or otherwise as a direct result of the sales of any Licensed Product, or Licensee fails to disclose to NFLP any existing agreement or agreement being negotiated by Licensee or Licensee's agent between Licensee and a Member Club or any shareholder, officer, director, employee, agent, or representative of a Member Club, or any agent, representative or employee of the NFL or its affiliates in such person's individual capacity;

k. Licensee disparages NFLP, the NFL, any of its Member Clubs, or any of their respective shareholders, officers, directors and employees as determined by NFLP in its sole discretion, or otherwise engages in conduct that NFLP deems detrimental to the NFL or any of its Member Clubs or any shareholder, officer, director, employee, agent, or representative of a Member Club;

l.  Licensee fails, in any way, to comply with the requirements of Paragraph 18;
    or

m. Licensee fails to comply with any other material term or condition of this License.

16. Goodwill and Reputation

    Licensee recognizes the great value of the goodwill associated with the NFL Marks and acknowledges that such goodwill belongs to the Member Clubs and the NFL, and that such NFL Marks have secondary meaning in the minds of the public. The nature of the business of NFLP, the NFL and its Member Clubs, requires public respect for and trust in the reputation and integrity of the

    NFL and its Member Clubs. NFLP may, at its sole option, terminate this License or withdraw some or all Product Approval Forms or Promotional Approval Forms by written notice to Licensee if any unanticipated factor, development or event causes NFLP's continued association with any one or more Licensed Product or Licensee to adversely reflect upon NFLP, the NFL or its Member Clubs as determined by NFLP in its sole discretion. In the event of such termination, Licensee shall pay to NFLP the Royalty on all sales of the Licensed Products made during the Termination Fiscal Year or the Termination Guarantee as defined in Paragraph 3a, whichever is greater, and all other amounts due to NFLP. Upon receipt of such payment, NFLP will reimburse Licensee for its salvage expenses or, in the case of unsalvageable Licensed Products, Licensee's manufacturing costs if NFLP does not permit Licensee to distribute the remaining inventory of Licensed Products.

17. Effect of Expiration or Termination of the License

a. Sixty (60) days before the expiration of this License, Licensee will furnish to NFLP a statement showing the number of Units and description of such Units for each Style of each Licensed Product, Promotional Materials, and Proprietary Materials on hand or in process in Licensee's inventory. If this License is terminated by NFLP, Licensee shall furnish such statement within ten (10) days after notice of termination is given by NFLP.

b. After expiration or termination of this License for whatever reason, all rights granted under this Licensee will revert to NFLP and Licensee shall refrain from further use of, simulation of or reference to any and all of the NFL Marks except as provided in this paragraph. Except for termination of this License by NFLP, Licensee will have ninety (90) days to dispose of the Licensed Products ("Sell-Off Period") that are on hand or in process at the time of such expiration, provided all statements and payments then due to NFLP are first made and such Sell-Off occurs at Licensee's regular selling price and within the Distribution Channels. During the Sell-Off Period, Licensee shall submit all payments and statements required under this License in accordance with the terms and conditions of the License.

c. If Licensee has remaining inventory of the Licensed Products upon the termination of this License or after the Sell-Off Period, if applicable, NFLP may, at its option: (i) purchase such inventory at Licensee's cost;
    (ii) require Licensee to deliver such inventory to NFLP for destruction at Licensee's expense; or (iii) require Licensee to destroy such inventory at Licensee's expense and furnish NFLP with an affidavit signed by an officer of Licensee attesting to such destruction. NFLP will have the right at any time before expiration or termination of this License and during the Sell-Off Period to conduct a physical inventory to, among other things, verify the quantity and Style of the Licensed Products in Licensee's inventory. If Licensee refuses to permit such physical examination of the inventory or fails to provide NFLP with the statement required in subparagraph a above, Licensee will forfeit its right to any Sell-Off Period.

d. Upon the termination of this License or immediately after the Sell-Off Period, Licensee shall deliver to NFLP all Proprietary Materials and all related materials, including software, created or used by Licensee in connection with this License and shall, at NFLP's option, destroy or sell to

    NFLP at Licensee's cost, any molds, plates and other items used to reproduce the Licensed Marks.

18. On-Field Product Exposure

a. Licensee acknowledges that in furtherance of the NFL's policy of control of game operations, NFLP shall approve any and all visible items worn or used on-field, including the sidelines, during all pre-season, regular season and post-season NFL games. Except as otherwise authorized in writing by NFLP or as otherwise provided in this License, Licensee shall not during the Term or thereafter agree, contractually or otherwise, with any Member Club, NFL player, coach, or other Member Club employee, for any individual to wear, use or promote any commercially identified product on-field, including the sidelines, during any NFL game. Notwithstanding any provision of this License to the contrary, the placement, size, style and other characteristics of the Authorized Brands currently appearing on the Licensed Products that have received NFLP's quality control approval in accorance with the terms of Paragraph 4 of this License are deemed approved and authorized by NFLP.

19. Players and Coaches

    Licensee acknowledges that this License does not grant Licensee any rights with respect to the name, likeness, signature, or other attributes of any player, coach, or other employee of the NFL. Licensee shall be responsible for securing whatever rights may be required for the use of such names, likeness, signatures, or other attributes. Licensee represents that it will not exercise the rights granted in this License in any manner that will imply that Licensee has obtained any such rights without separate written authorization from the appropriate player, coach, or employee.

20. NFL Films

    Licensee understands and acknowledges that this License does not grant Licensee any rights with respect to film or videotape footage of NFL game action and that Licensee must obtain such footage directly from NFL Films, Inc. ("NFL Films") on terms and conditions to be mutually agreed upon by Licensee and NFL Films. If Licensee desires to use such footage in connection with this License, NFLP must approve the proposed usage and subject matter of such footage in writing prior to its usage.

21. Information Transmission

    If NFLP obtains the capacity to receive computer transmissions of any or all information required from Licensee under this License during the Term, Licensee shall begin to provide such information by such computer transmission as soon as practicably possible.

22. Notices

    The parties to this License shall send all notices and statements required under this License to the respective addresses of the parties set forth above unless notification of a change of address is given in writing. Licensee shall direct all notices to NFLP to the Vice President of the

    Retail Licensing Department with a copy to the General Counsel of NFLP. All notices required under this License must be in writing, must be sent by registered or certified mail, facsimile, or a private overnight delivery service generally accepted in the industry that provides evidence of delivery, and shall be deemed to have been given at the time they are sent.

23. Relationship of Parties

    The parties to this License are not partners, joint venturers, or agents and nothing in this License shall be construed to place them in any such relationship. Neither party will have the power to obligate or bind the other in any manner whatsoever. NFLP, the NFL, and its Member Clubs in no way endorse, certify or guarantee the quality of the Licensed Products.

24. Governing Law and Disputes

    This License and any dispute arising under it shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles. All disputes pertaining to this License shall be decided by a state or federal court located in the City of New York and Licensee consents to personal jurisdiction in such courts.

25.  Waiver

     Neither party to this License can waive or modify any provision of this License unless such waiver or modification is in a writing signed by both parties. Licensee acknowledges that NFLP's prior forbearance of any requirement of this License will not prevent NFLP from subsequently requiring full and complete compliance with such requirement or from exercising its rights under this License.

26.  Confidentiality

     The parties to this License acknowledge that the terms of this License are confidential and each warrant that neither shall disclose such terms to any third party other than the disclosing party's accountants, agents or attorneys or as required by law, without the other party's prior written consent.

27.  Severability

     If any paragraph or clause of this License is illegal or invalid or void for any reason, the remaining paragraphs and clauses of the License will remain in full force and effect.

28.  Release

     In consideration of the rights granted under this License, Licensee releases NFLP, the NFL, its Member Clubs and each of their respective affiliates, shareholders, officers, directors, agents and employees from any claims, demands, losses, expenses or damages, whether known or unknown, arising out of or in connection with or in any manner related to the manufacture, distribution or sale of products bearing the Licensed
     Marks.

29.  Execution

     Licensee will make an offer to enter into this License by having a duly authorized officer or representative sign below and return the License with a check payable to NFLP for the Advance Royalty Payment required for Fiscal Year I. An acceptance of the offer will occur and a binding agreement will exist only after an authorized officer or duly authorized representative of NFLP signs this License and delivers a fully-executed copy to Licensee. Licensee acknowledges that this Licensee will be deemed to have been executed in New York City.

30.  Reservation of Rights

     By entering into this License, neither NFLP nor Licensee is waiving any of its respective rights as of the date hereof with regard to the renewability and/or exclusivity of this License or any of the rights granted hereunder, nor as to any other rights afforded by the Promotional Rights Agreement dated June 1, 1990, and each of NFLP and Licensee hereby expressly reserves all such rights, any other provision of this License notwithstanding. None of the language or provisions contained in this License shall be construed or interpreted to in any way limit such rights.

Licensee:     Riddell, Inc.
By:         /s/ David Mauer                     Date:
              (Signature of officer, partner          --------------------------
               or individual duly authorized
               to sign)

TITLE:        Chief Executive Officer
              ---------------------------------
NATIONAL FOOTBALL LEAGUE PROPERTIES, INC.

By:           /s/ J.M. Connelly                 Date: 7-3-97
              (Signature of officer, partner
               or individual duly authorized
               to sign)

TITLE:        Sr. V.P.

                               EXHIBIT I

                         DISTRIBUTION CHANNELS

The following definitions shall apply to this License:

1. Department Store: A retail store that operates several departments carrying higher-priced brands of apparel and non-apparel. Examples include, without limitation, Macy's, Dillards, Nordstrom, Woodward and Lothrop, JC Penney, Boscov's, Sears, May Co., Federated Group, Carson Pirie Scott, Dayton Hudson, Bon Ton, Belks, Strawbridge & Clothier, Jacobson and Bloomingdales.

2. Direct Retailer: An organization, including Licensee, that markets products directly to consumers without using retail space through the mediums of television, computer on-line, or catalog. NFLP, in its sole discretion, may grant Licensee the right to distribute Licensed Products in all three such mediums or may limit Licensee to one or two such mediums.

3. Discount Store: A retail store that operates several departments carrying lower-priced brands of apparel and non-apparel with limited service. Examples include, without limitation, Wal-Mart, Kmart, Bradlees, Roses, Hills, Caldor, Venture, Target, Shopko, and Ames.

4. Distributors: Defined as Third Party Distributors in Paragraph 9b of the License.

5. Drug Store: A retail store that carries as its primary retail items pharmaceuticals, health and beauty aids, and convenience items. Examples include, without limitation, OSCO, Walgreen, and Eckert.

6. Fan Shop: A retail store that carries as its primary retail item licensed products of the NFL, National Basketball Association, National Hockey League, Major League Baseball, and the National Collegiate Athletic Association. Examples include, without limitation, Pro Image, Team Spirit and Stadium Stuff.

7. Footwear Specialty Store: A retail store that carries as its primary retail item athletic footwear and also carries, in limited quantities, licensed apparel and headwear. Examples include, without limitation, Foot Locker, FootAction, and Athletes Foot.

8. Grocery Store: A retail store that carries as its primary retail items food and household products. Examples include, without limitation, A & P, Shop Rite, Vons, Jewel, and Food Town.

9. Sporting Goods Store: A retail store that carries as its primary retail items licensed apparel, athletic footwear and sporting goods equipment. Examples include, without limitation, Champ's, Herman's, Koenig's, The Sports Authority, Sportmart, Gart Brothers, and Modells.